As filed with the Securities and Exchange Commission April 28, 2022

Registration No. 333-149634

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VODAFONE GROUP PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Vodafone House

The Connection

Newbury, Berkshire

RG14 2FN England

Tel. No.: 011-44-1635-33251

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vodafone Global Incentive Plan 2014

(previously referred to as the Vodafone Global Incentive Plan)

(Full title of the plans)

C T Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name and address and telephone number of agent for service)

Copies to:

Rosemary E.S. Martin Vodafone Group Public Limited Company Vodafone House The Connection Newbury, Berkshire, RG14 2FN England Tel. No.: 011-44-1635-33251	Michael Z. Bienenfeld Linklaters LLP One Silk Street London EC2Y 8HQ United Kingdom Tel. No.: 011-44-20-7456-3660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 11, 2008, Vodafone Group Public Limited Company (the “Registrant”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-149634) (the “Registration Statement”) registering 30,000,000 of the Registrant’s ordinary shares issuable in connection with the Vodafone Global Incentive Plan (the “Plan”). This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement amends the Registration Statement to reflect the current title of the Plan and files the Rules of the Plan, as in effect at the time of this Post-Effective Amendment.  No additional securities are being registered by this Post-Effective Amendment.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Document
4.1	Rules of the Vodafone Global Incentive Plan 2014 (incorporated by reference to Exhibit 4.10 to the Company’s Annual Report on Form 20-F for the financial year ended March 31, 2019 (File No. 001-10086), filed with the Securities and Exchange Commission on June 7, 2019)
24	Power of Attorney (included as part of the signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on April 28, 2022.

VODAFONE GROUP PUBLIC LIMITED COMPANY

By:	/s/ Rosemary E.S. Martin
Name:	Rosemary E.S. Martin
Title:	Group General Counsel and Company Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Nick Read, Margherita Della Valle and Rosemary Martin (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of the securities referred to herein (the “Securities”) and any securities or Blue Sky law of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said Securities for issue, offer, sale or trade under the Blue Sky or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including, specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorised Representative in the United States of America or in any other capacity with respect to the Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) and/or such other form or forms as may be appropriate to be filed with the SEC or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to the Registration Statement and to any and all instruments and documents filed as part of or in connection with the Registration Statement.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No.1 to the Registration Statement has been signed by the following persons, in the capacities indicated, on April 28, 2022.

By:	/s/ Jean-François van Boxmeer Jean-François van Boxmeer Chairman	By:	/s/ Nick Read Nick Read Executive Director and Chief Executive
By:	/s/ Margherita Della Valle Margherita Della Valle Executive Director and Group Chief Financial Officer	By:	/s/ Valerie Gooding Valerie Gooding Senior Independent Director
By:	/s/ Sir Crispin Davis Sir Crispin Davis Non-executive Director	By:	/s/ Michel Demaré Michel Demaré Non-executive Director
By:	Dame Clara Furse Non-executive Director	By:	/s/ Maria Amparo Moraleda Martinez Maria Amparo Moraleda Martinez Non-executive Director
By:	David Nish Non-executive Director	By:	Deborah Kerr Non-executive Director
PUGLISI & ASSOCIATES Authorised Representative in the United States of America
By:	/s/ Donald J. Puglisi Donald J. Puglisi Managing Director